As filed with the Securities and Exchange Commission on February 3, 2009

Registration No. 333-153771

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 ON FORM S-8

TO REGISTRATION STATEMENT ON FORM S-4

UNDER THE SECURITIES ACT OF 1933

Bank of America Corporation

(Exact name of registrant as specified in its charter)

Delaware	Bank of America Corporate Center 100 North Tryon Street Charlotte, North Carolina 28255	56-0906609
(State or other jurisdiction of incorporation or organization)	(Address of principal executive offices, including zip code)	(I.R.S. Employer Identification No.)

Merrill Lynch & Co., Inc. 401(k) Savings & Investment Plan

Merrill Lynch & Co., Inc. 1986 Employee Stock Purchase Plan

Merrill Lynch & Co., Inc. Long-Term Incentive Compensation Plan for Managers and Producers

Merrill Lynch & Co., Inc. Long-Term Incentive Compensation Plan

Merrill Lynch & Co., Inc. Employee Stock Compensation Plan

First Republic Bank 1998 Stock Option Plan, as amended and restated

(Full title of the plans)

ALICE A. HERALD

Deputy General Counsel and Corporate Secretary

Bank of America Corporation

Bank of America Corporate Center

100 North Tryon Street

Charlotte, North Carolina 28255

(704) 386-8072

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

BOYD C. CAMPBELL, JR.

McGuireWoods LLP

201 North Tryon Street

Charlotte, North Carolina 28202

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

This Post-Effective Amendment No. 2 on Form S-8 covers shares of the Registrant’s Common Stock originally registered on the Registration Statement on Form S-4 to which this is an amendment. The registration fees in respect of such shares of Common Stock were paid at the time of the original filing of the Registration Statement on Form S-4 relating to such Common Stock. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Post-Effective Amendment No. 2 on Form S-8 also covers an indeterminate amount of participation interests to be offered or sold pursuant to the Merrill Lynch & Co., Inc. 401(k) Savings & Investment Plan described herein.

EXPLANATORY NOTE

Bank of America Corporation, a Delaware corporation (“Bank of America” or the “Registrant’), hereby amends its Registration Statement on Form S-4, Registration No. 333-153771, as amended by pre-effective amendment nos. 1 and 2 (the “Form S-4”) and by Post-Effective Amendment No. 1 on Form S-8 (the “Post-Effective Amendment No. 1 on Form S-8”), by filing this Post-Effective Amendment No. 2 on Form S-8 (the “Post-Effective Amendment No. 2 on Form S-8”). The Form S-4, as amended by Post-Effective Amendment No. 1 on Form S-8 and this Post-Effective Amendment No. 2 on Form S-8, is referred to as the “Registration Statement.” Bank of America filed the Form S-4 in connection with the merger (the “Merger”) of a wholly owned subsidiary of Bank of America with and into Merrill Lynch & Co., Inc., a Delaware corporation (“Merrill Lynch”) on January 1, 2009. In connection with the filing of the Form S-4, Bank of America registered 1,709,883,000 shares of its common stock, par value $0.01 per share (the “Common Stock”), with the Securities and Exchange Commission (the “SEC”) and the applicable filing fee was paid. This number of shares represents those shares which were expected to be distributed to the holders of the common stock of Merrill Lynch at the time of the Merger, and shares reserved for issuance under various plans and in connection with various exchangeable and convertible securities. Pursuant to the terms of the Merger, all Merrill Lynch stock options, restricted shares, restricted share units, capital accumulation units and deferred equity units outstanding at the effective time of the Merger became stock options, restricted shares, restricted share units, capital accumulation units and deferred equity units with respect to shares of Bank of America Common Stock after the effective time of the Merger, based on a formula described in the Form S-4. The Post-Effective Amendment No. 1 on Form S-8 allocated 235,002,356 shares of Common Stock covered by the Form S-4 to the various Merrill Lynch employee benefit plans in effect at the time of the Merger. The purpose of this Post-Effective Amendment No. 2 on Form S-8 is to allocate an additional 1,060,107 shares of Common Stock covered by the Form S-4 to the various Merrill Lynch employee benefit plans in effect at the time of the Merger by increasing the number of shares allocated to the Merrill Lynch Long-Term Incentive Compensation Plan. As a result, the shares of Common Stock that were previously registered on the Form S-4 are allocated to the various Merrill Lynch employee benefit plans in effect at the time of the Merger as follows: 35,000,000 shares allocated to the Merrill Lynch 401(k) Savings & Investment Plan, 16,449,696 shares allocated to the Merrill Lynch 1986 Employee Stock Purchase Plan, 101,888,874 shares allocated to the Merrill Lynch Long-Term Incentive Compensation Plan for Managers and Producers, 18,389,742 shares allocated to the Merrill Lynch Long-Term Incentive Compensation Plan, 64,088,058 shares allocated to the Merrill Lynch Employee Stock Compensation Plan, and 246,093 shares allocated to the First Republic Bank 1998 Stock Option Plan. This Post-Effective Amendment No. 2 on Form S-8 also covers an indeterminate number of participation interests in the Merrill Lynch 401(k) Savings & Investment Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Bank of America with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and in the Prospectus constituting a part of this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2007;

(b) The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008;

(c) The Registrant’s Current Reports on Form 8-K filed January 11, 2008, January 22, 2008, January 29, 2008, January 30, 2008, April 15, 2008, April 21, 2008, May 1, 2008, May 23, 2008, May 29, 2008, July 1, 2008, July 21, 2008, July 24, 2008, July 31, 2008, September 15, 2008, September 18, 2008, October 3, 2008, October 6, 2008, October 7, 2008, October 10, 2008, October 21, 2008, October 30, 2008, November 10, 2008, November 12, 2008, November 21, 2008, December 5, 2008, December 11, 2008, December 15, 2008, December 18, 2008, December 23, 2008, January 2, 2009, January 7, 2009, January 13, 2009, January 16, 2009, January 22, 2009, January 28, 2009 and February 3, 2009 (in each case, other than information that is furnished but that is deemed not to have been filed); and

(d) The description of the Registrant’s Common Stock that is contained in the Registrant’s registration statement filed pursuant to Section 12 of the Exchange Act, as modified by the Registrant’s Current Reports on Form 8-K filed March 7, 2007, September 26, 2007, November 20, 2007, January 29, 2008, January 30, 2008, May 1, 2008, May 23, 2008, October 30, 2008, December 15, 2008, January 13, 2009 and January 22, 2009 and any other amendment or report filed for the purpose of updating such description.

In addition, the Annual Report on Form 11-K for the fiscal year ended December 31, 2007, as filed by the Merrill Lynch & Co., Inc. 401(k) Savings & Investment Plan with the SEC, is incorporated by reference in this Registration Statement and made a part hereof.

All documents filed by the Registrant or the Merrill Lynch & Co., Inc. 401(k) Savings & Investment Plan with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than any information that is furnished but that is deemed not to have been filed) prior to the filing of a post-effective amendment hereto that either indicates that all securities offered hereby have been sold or deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and the Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement and the Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.	Indemnification of Directors and Officers.

Section 145(a) of the General Corporation Law of the State of Delaware (“Delaware Corporation Law”) provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of any other enterprise. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of any other enterprise, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(g) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of any other enterprise, against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, regardless of whether the corporation would have the power to indemnify the person against such liability under the provisions of the law.

Article VIII of the Registrant’s bylaws provides for indemnification to the fullest extent authorized by Delaware law for any person who is or was a director or officer of the Registrant who is or was involved or threatened to be made involved in any proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was serving as a director, officer, manager or employee of the Registrant or was serving at the request of the Registrant as a director, officer, manager or employee of any other enterprise. Such indemnification is provided only if the director, officer, manager or employee acted in good faith and in a manner that the director, officer, manager or employee reasonably believed to be in, or not opposed to, the best interests of the Registrant, and with respect to any criminal proceeding, had no reasonable cause to believe that the conduct was unlawful.

The foregoing is only a general summary of certain aspects of Delaware law and the Registrant’s bylaws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Section 145 of the Delaware Corporation Law and Article VIII of the bylaws of the Registrant.

Pursuant to the Registrant’s bylaws, the Registrant also maintains a directors’ and officers’ insurance policy which insures the directors and officers of the Registrant against liability asserted against such persons in such capacity whether or not such directors or officers have the right to indemnification pursuant to the bylaws or otherwise.

Item 8.	Exhibits.

The following exhibits are filed with or incorporated by reference in this Registration Statement.

Exhibit No.	Description of Exhibit
4(a)	Specimen Certificate of Registrant’s common stock (incorporated by reference to Exhibit 4(a) of the Registrant’s registration statement on Form S-4 (File No. 333-149204) filed with the SEC on February 13, 2008)

5(a)	Opinion of Timothy J. Mayopoulos, Executive Vice President and General Counsel of Bank of America, as to the validity of the shares of common stock of Bank of America*

The Registrant undertakes that the Merrill Lynch & Co., Inc. 401(k) Savings & Investment Plan and any amendment thereto have been or will be submitted to the Internal Revenue Service in a timely manner and all changes required by the Internal Revenue Service for the Merrill Lynch & Co., Inc. 401(k) Savings & Investment Plan to be qualified under Section 401 of the Internal Revenue Code have been or will be made.

15(a)	Letter of Deloitte & Touche LLP as to Merrill Lynch & Co., Inc.

23(a)	Consent of Timothy J. Mayopoulos, Executive Vice President and General Counsel of Bank of America (included in Exhibit 5(a))*

23(b)	Consent of PricewaterhouseCoopers LLP as to Bank of America Corporation

23(c)	Consent of Deloitte & Touche LLP as to Merrill Lynch & Co., Inc.

23(d)	Consent of Deloitte & Touche LLP as to Merrill Lynch & Co., Inc. 401(k) Savings & Investment Plan

24(a)	Power of Attorney*

*	Previously filed as an exhibit to the Registrant’s Registration Statement on Form S-4 to which this is Post-Effective Amendment No. 2 on Form S-8.

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 on Form S-8 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on this 3rd day of February, 2009.

BANK OF AMERICA CORPORATION

By:	*
Kenneth D. Lewis
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)	February 3, 2009
Kenneth D. Lewis

*	Chief Financial Officer (Principal Financial Officer)	February 3, 2009
Joe L. Price

/s/ CRAIG R. ROSATO	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	February 3, 2009
Craig R. Rosato

*	Director	February 3, 2009
William Barnet, III

*	Director	February 3, 2009
Frank P. Bramble, Sr.

	Director	February , 2009
Virgis W. Colbert

*	Director	February 3, 2009
John T. Collins

*	Director	February 3, 2009
Gary L. Countryman

*	Director	February 3, 2009
Tommy R. Franks

*	Director	February 3, 2009
Charles K. Gifford

Signature Page

Signature	Title	Date

*	Director	February 3, 2009
Monica C. Lozano

*	Director	February 3, 2009
Walter E. Massey

*	Director	February 3, 2009
Thomas J. May

*	Director	February 3, 2009
Patricia E. Mitchell

	Director	February , 2009
Joseph Prueher

	Director	February , 2009
Charles O. Rossotti

*	Director	February 3, 2009
Thomas M. Ryan

*	Director	February 3, 2009
O. Temple Sloan, Jr.

*	Director	February 3, 2009
Meredith R. Spangler

*	Director	February 3, 2009
Robert L. Tillman

*	Director	February 3, 2009
Jackie M. Ward

*By:	/s/ TERESA M. BRENNER	February 3, 2009
Teresa M. Brenner
Attorney-in-Fact

Signature Page

Merrill Lynch & Co., Inc. 401(k) Savings & Investment Plan

Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer the employee benefit plan) have duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on February 3, 2009.

MERRILL LYNCH & CO., INC. 401(K) SAVINGS & INVESTMENT PLAN

By:	/s/ STEPHEN D. TERRY
Name:	Stephen D. Terry
Title:	Senior Vice President

Signature Page

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit
4(a)	Specimen Certificate of Registrant’s common stock (incorporated by reference to Exhibit 4(a) of the Registrant’s registration statement on Form S-4 (File No. 333-149204) filed with the SEC on February 13, 2008)

5(a)	Opinion of Timothy J. Mayopoulos, Executive Vice President and General Counsel of Bank of America, as to the validity of the shares of common stock of Bank of America*

The Registrant undertakes that the Merrill Lynch & Co., Inc. 401(k) Savings & Investment Plan and any amendment thereto have been or will be submitted to the Internal Revenue Service in a timely manner and all changes required by the Internal Revenue Service for the Merrill Lynch & Co., Inc. 401(k) Savings & Investment Plan to be qualified under Section 401 of the Internal Revenue Code have been or will be made.

15(a)	Letter of Deloitte & Touche LLP as to Merrill Lynch & Co., Inc.

23(a)	Consent of Timothy J. Mayopoulos, Executive Vice President and General Counsel of Bank of America (included in Exhibit 5(a))*

23(b)	Consent of PricewaterhouseCoopers LLP as to Bank of America Corporation

23(c)	Consent of Deloitte & Touche LLP as to Merrill Lynch & Co., Inc.

23(d)	Consent of Deloitte & Touche LLP as to Merrill Lynch & Co., Inc. 401(k) Savings & Investment Plan

24(a)	Power of Attorney*

*	Previously filed as an exhibit to the Registrant’s Registration Statement on Form S-4 to which this is Post-Effective Amendment No. 2 on Form S-8.